Exhibit 21.1

SUBSIDIARIES OF JAMF HOLDING CORP.

Name	Jurisdiction of Formation
Juno Parent, LLC	Delaware
Juno Intermediate, Inc.	Delaware
JAMF Holdings, Inc.	Minnesota
JAMF Software, LLC	Minnesota
JAMF International, Inc.	Minnesota
Jamf Software Canada Limited	British Columbia (Canada)
JAMF Software Pacific Limited	Hong Kong
JAMF Software Australia Pty Ltd	Australia
Kinobi IP Pty Ltd	Australia
Mondada Pty Ltd	Australia
The Mondada Group Pty Ltd	Australia
Jamf Japan KK	Japan
JAMF Software Atlantic B.V.	Netherlands
JAMF Software UK Limited	United Kingdom
JAMF Software France SARL	France
JAMF Software Poland sp. z o.o.	Poland
JAMF Software Germany GmbH	Germany
Jamf Sweden AB	Sweden
Jamf Software S. de R.L. de C.V.	Mexico